Exhibit 99.1

5 March 2026

Westpac to change the format of its long-term USD funding

Westpac Banking Corporation (“Westpac”) today announced its intention to voluntarily deregister from the United States Securities and Exchange Commission (the “SEC”) by filing a Form 15F with the SEC as early as May 2026. Upon filing the Form 15F, Westpac’s reporting obligations under Section 15(d) of the United States Securities Exchange Act of 1934, as amended will be suspended, with termination of those obligations expected to occur 90 days after filing.

Westpac is taking this step after careful consideration of the ongoing requirements associated with SEC registration and in light of changes in the bank’s funding composition. Strong growth in household deposits has lifted the bank’s deposit-to-loan ratio above 80% and Australia’s domestic debt markets have deepened. Together with strengthened risk management frameworks, these changes have allowed Westpac to review the format of its U.S. dollar issuance.

Going forward, the bank intends to continue to issue long-term securities in the U.S. market, including under Rule 144A and section 3(a)(2) of the United States Securities Act of 1933, as amended, consistent with the formats used by its Australian bank peers.

Westpac will continue to provide all required information for both existing and future investors on its website (https://www.westpac.com.au).

ENDS

Forward-looking statements disclaimer

This release contains ‘forward-looking statements’ within the meaning of section 21E of the U.S. Securities Exchange Act of 1934, as amended, and statements of expectation reflecting Westpac’s current views on future events. They are subject to change without notice and certain risks, uncertainties and assumptions which are, in many instances, beyond its control. They have been based upon management's expectations and beliefs concerning future developments and their potential effect on Westpac. Investors should not place undue reliance on forward-looking statements and statements of expectation. Except as required by law, Westpac is not responsible for updating, or obliged to update, any matter arising after the date of this release.

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Westpac Banking Corporation ABN: 33 007 457 141